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                                                                     Exhibit 4.6

                                 July 14, 2000



Thomas H. Sullivan, Esq.
Black Label Wireless, Inc.
c/o TeleCorp PCS, Inc.
1010 N. Glebe Road
Arlington, Virginia 22201

Dear Mr. Sullivan:

          This is in reference to the Credit Agreement dated as of July 14, 2000 among Black Label Wireless, Inc., a Delaware corporation (the "Borrower"), the
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financial institutions signatory thereto from time to time, as lenders (the
"Lenders") and Lucent Technologies Inc., as agent for the Lenders (in such
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capacity, the "Agent") (as it may be amended, restated, supplemented or
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otherwise modified from time to time, the "Credit Agreement").  All capitalized
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terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

          Notwithstanding the terms and provisions of the Credit Agreement, neither Sections 2.9(b), 2.12(a)(ii) and 2.12(b), the last sentence of Section
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2.11, nor the concluding paragraph of Section 2.12(a)(iii) thereof shall be
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applicable to Lucent in its capacity as a Lender thereunder or to any of
Lucent's Affiliates in their capacities as Lenders thereunder, and the Borrower shall have no obligation to pay any amounts due thereunder to Lucent or its Affiliates in such capacities. Furthermore, in respect of any Loans made by Lucent or its Affiliates as Lenders, the LIBOR Rate shall mean the LIBOR Base Rate.

          All other terms and provisions of the Credit Agreement shall continue in full force and effect. This letter shall be considered a Loan Document for the purposes of the Credit Agreement. If this letter accurately sets forth the agreement among the parties, please confirm by signing below.

                                 Very truly yours,

                                 Lucent Technologies Inc., as Agent


                                 By: /s/ Lucent Technologies Inc.
                                    -----------------------------
                                    Name:
                                    Title:
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ACKNOWLEDGED AND AGREED:

Black Label Wireless, Inc., as Borrower


By:  /s/ Thomas H. Sullivan
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   Name:  Thomas H. Sullivan
   Title: President


Lucent Technologies Inc., as Lender


By:  /s/ Lucent Technologies Inc.
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   Name:
   Title:

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